Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax www.hhlaw.com

June 3, 2008

Board of Directors

The McClatchy Company

2100 “Q” Street

Sacramento, CA 95816

Ladies and Gentlemen:

We are acting as counsel to The McClatchy Company, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the proposed offering of up to 8,750,000 shares of common stock, par value $.01 per share (the “Shares”), of which 6,000,000 shares are issuable pursuant to The McClatchy Company 2004 Stock Incentive Plan (the “Stock Incentive Plan”) and 2,750,000 shares are issuable pursuant to The McClatchy Company Employee Stock Purchase Plan (the “ESPP”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares in accordance with the terms of the Stock Incentive Plan and ESPP, as applicable, and any agreements evidencing an award thereunder, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board or a duly authorized committee thereof, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.